Contact:
Jan Jurcy
VP, Public Relations
Avnet, Inc.
480-643-7642

PRESS RELEASE

Avnet Appoints Rick Hamada Chief Operating Officer

PHOENIX – May 23, 2006 – Global technology distribution and services company Avnet, Inc. (NYSE:AVT) has named as its new chief operating officer (“COO”) Avnet Technology Solutions President Rick Hamada. In his new role, effective July 2, 2006, Hamada will assume global operational responsibility for the company’s two operating groups, Avnet Technology Solutions and Avnet Electronics Marketing, as well as for all logistics, operational excellence and information technology activities. Hamada will work directly with, and will continue to report to, Chairman & CEO Roy Vallee.

As Hamada assumes his new COO duties, Vallee will concentrate principally on Avnet’s strategic initiatives, including its finance, legal, business development/acquisition and human resource development functions. The COO position was last held by Vallee from 1992 to 1998.

In making the announcement Vallee noted, “Avnet has grown significantly since I became CEO in 1998 and now has sales exceeding $14 billion. With the global integration of Memec behind us and with our long-term financial goals clearly in sight, it is appropriate that we increase the focus on excellent execution to achieve our goals. I am confident that Rick and I working closely together can accelerate Avnet’s progress toward the realization of Avnet’s strategic, financial and people-related objectives.”

Hamada joined former Avnet division Hamilton/Avnet Electronics in 1983 as a technical specialist. His career has encompassed roles ranging from field sales representative to his most recent four-year tenure as group president of what was Avnet Computer Marketing, which is now called Avnet Technology Solutions, formed in 2003 as a result of merging the former Avnet Computer Marketing and Avnet Applied Computing. Under his tutelage Avnet Technology Solutions has achieved impressive growth, with sales currently running at $5 billion annually while surpassing Avnet’s return on capital goals. He has been a member of the Avnet Executive Board since its inception in 2002 and a corporate officer since 1999. An internal/external search for a successor to his global president role will begin immediately.

“I’m honored to be selected to fill this vital role in our company,” Hamada states. “My intentions are simple: to engage with our team across all areas and regions of Avnet’s business and address the opportunities and challenges ahead of the company, then accelerate our progress toward our established growth, productivity and return on capital goals. I’m confident our talented 11,000-plus employees globally already have a clear focus on providing exceptional service and value for our customers and suppliers; my role will be to add value to these efforts, and add velocity to our progress.”

Vallee added, “Rick’s credentials as a business leader are outstanding, and throughout his career he has always made it a personal priority to engage the team. Rick has been at the vanguard of many of our efforts to build a performance- and values-based culture, from instituting Avnet’s first set of published core values to launching our performance recognition programs. This is the right structure at the right time for our company, and Rick is the right person for the job.”

Avnet enables success from the center of the technology industry, providing cost-effective services and solutions vital to a broad base of more than 100,000 customers and 300 suppliers. The company markets, distributes and adds value to a wide variety of electronic components, enterprise computer products and embedded subsystems. Through its premier market position, Avnet brings a breadth and depth of capabilities that help its trading partners accelerate growth and realize cost efficiencies. For fiscal year ended July 2, 2005, Avnet and the recently acquired Memec (closed July 5, 2005) generated combined revenue in excess of $13 billion in the past year through sales in approximately 70 countries. Visit www.avnet.com/.

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